UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 14, 2017

EMERGENT BIOSOLUTIONS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2017, Emergent BioSolutions Inc. entered into an asset purchase agreement with Sanofi Pasteur Biologics, LLC, a Delaware limited liability company, and Acambis Research Ltd., a private limited company incorporated under the laws of England and Wales (collectively, the "Seller"), pursuant to which Emergent will acquire certain assets and liabilities of Seller relating to the ACAM2000® (Smallpox (Vaccinia) Vaccine, Live) business for an upfront payment of $97.5 million and milestone payments of up to $27.5 million in the aggregate, tied to the achievement of certain regulatory and manufacturing-related milestones.

The assets to be acquired by Emergent under the agreement include (1) ACAM2000, the only vaccine approved by the Food and Drug Administration for active immunization against smallpox disease, (2) an existing ten-year contract with the Centers for Disease Control and Prevention ("CDC") for deliveries of ACAM2000 to the Strategic National Stockpile and (3) a U.S.-based facility for cGMP manufacturing of ACAM2000, the lease to a U.S.-based cGMP facility for the fill/finish of ACAM2000 along with approximately 100 employees involved in the production of ACAM2000.

The completion of the transaction is subject to certain closing conditions, including (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) receipt of consents under certain material contracts and (3) certain other customary conditions. There is no financing condition to the closing of the transaction.

In connection with the closing of the transaction, Emergent will enter into various agreements with Seller or their affiliates, including (1) a pre-novation agreement pursuant to which Seller will subcontract to Emergent the rights and obligations of Seller under the CDC agreement until novation of the CDC agreement is effective to Emergent following the closing of the transaction, (2) a bulk manufacturing agreement for a ten-year term under which Emergent will manufacture the Seller's Japanese encephalitis virus vaccine ("JEVV") on behalf of Seller and Seller will supply to Emergent certain materials necessary for manufacture of the JEVV at the cGMP manufacturing facility located in Canton, Massachusetts to be acquired by Emergent in connection with the transaction and (3) a transitional services agreement pursuant to which Seller will perform certain services on behalf of Emergent for a limited period of time following the closing of the transaction.

The agreement also contains certain termination rights for Emergent and Seller. Upon any termination of the agreement, the agreement will become void and have no effect, except that certain specified obligations of Emergent and Seller shall survive, including their respective obligations concerning confidentiality and public announcements.

The foregoing description of the terms and conditions of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement filed herewith as Exhibit 2 and incorporated herein by reference.

A copy of the agreement is attached as an exhibit hereto. It is not intended to provide any other factual information about Emergent or Seller.  In particular, the assertions embodied in the representations and warranties contained in the agreement are qualified by information in the disclosure schedules provided by each of Emergent and Seller to each other in connection with the signing of the agreement or in filings of the parties with the Securities and Exchange Commission. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the agreement. Moreover, certain representations, warranties and covenants in the agreement were used for the purposes of allocating risk between Emergent and the Seller rather than establishing matters of fact or reflecting what investors may view as material. Accordingly, the representations and warranties and covenants in the agreement or any descriptions thereof should not be relied on as characterization of the actual state of facts about Emergent or Seller or their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and covenants in the agreement may change after the date of the agreement, which subsequent information may or may not be fully reflected in Emergent's or the Seller's public disclosures.

Item 7.01 Regulation FD Disclosure.

On July 14, 2017, Emergent issued a press release announcing entry into the Asset Purchase Agreement with the Seller, which is filed as Exhibit 99 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2	Asset Purchase Agreement, dated July 14, 2017, by and between Sanofi Pasteur Biologics, LLC, Acambis Research Ltd. and Emergent BioSolutions Inc.*, **
99	Press Release dated July 14, 2017.

*
The schedules and exhibits to the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

**
Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, which portions are omitted and filed separately with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2017	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ ROBERT G. KRAMER, SR. Robert G. Kramer, Sr. Executive Vice President and Chief Financial Officer